Exhibit 5.1

June 30, 2023

SKYX Platforms Corp.

2855 W. McNab Road

Pompano Beach, Florida 33069

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SKYX Platforms Corp. (d/b/a Sky Technologies), a Florida corporation (the “Company”), in connection with the preparation and filing by the Company of its registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the proposed resale of up to 7,274,939 shares (the “Selling Holder Shares”) of common stock, no par value per share, of the Company, which includes (i) 916,368 shares of common stock (the “Shares”), (ii) up to 4,526,673 shares of common stock reserved for issuance (the “Note Shares”) upon the conversion of outstanding convertible promissory notes (the “Notes”), pursuant to the applicable convertible promissory note agreements (each, a “Note Agreement”), and (iii) up to 1,831,898 shares of common stock reserved for issuance (the “Warrant Shares”) upon the exercise of outstanding warrants to purchase shares of common stock (the “Warrants”), pursuant to the applicable warrant agreements (each, a “Warrant Agreement”), by the selling shareholders listed in the Registration Statement, all of which Selling Holder Shares may be sold from time to time and on a delayed or continuous basis, as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”).

In rendering the opinions set forth below, we have examined copies of (a) the Company’s Articles of Incorporation (as amended, the “Articles of Incorporation”), (b) the Company’s Second Amended and Restated By-laws, (c) a Certificate of Status with respect to the Company, dated as of June 29, 2023, issued by the Department of State of the State of Florida, (d) the Registration Statement and Prospectus, (e) the Note Agreements, (f) the Warrant Agreements, (g) certain resolutions and minutes of the Board of Directors of the Company relating to the Selling Holder Shares and the Registration Statement, and (h) copies of such other agreements, documents, instruments, certificates and records as we have deemed advisable in order to render our opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company with respect to the Note Agreements and the Warrant Agreements) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof. In providing this opinion, we have further relied as to certain matters on information obtained from public officials and officers of the Company. For purposes of the opinions set forth in numbered paragraphs 2 and 3, we have assumed that, before the Note Shares and Warrant Shares are issued, the Company will not issue shares of common stock or reduce the total number of shares of common stock that the Company is authorized to issue under its then-effective articles of incorporation such that the number of unissued shares of common stock authorized under the articles of incorporation is less than the aggregate number of Note Shares and Warrant Shares.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Shares are validly issued, fully paid and non-assessable.

2.	The Note Shares, when and if issued upon conversion of the Notes in accordance with the terms of the Notes and the applicable Note Agreement, will be validly issued, fully paid and non-assessable.

3.	The Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants and the applicable Warrant Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Florida Business Corporation Act, as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property and (m) the severability, if invalid, of provisions to the foregoing effect. Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Holder Shares, the Registration Statement or the Prospectus.

We hereby consent to being named in the Registration Statement and in the Prospectus under the caption “Legal Matters” and to the use of this opinion for filing with said Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP